FORM 5
        U.S. SECURITIES AND EXCHANGE COMMISSION     _____________________
                WASHINGTON, D.C.  20549            |    OMB APPROVAL     |
                 ANNUAL STATEMENT OF               |_____________________|
           CHANGES IN BENEFICIAL OWNERSHIP         |OMB NUMBER: 3235-0362|
                                                   |EXPIRES:             |
                                                   | DECEMBER 31, 2001   |
        Filed pursuant to Section 16(a) of the     |ESTIMATED AVERAGE    |
          Securities Exchange Act of 1934,         |BURDEN HOURS         |
         Section 17(a) of the Public Utility       |PER RESPONSE......1.0|
            Holding Company Act of 1935            |_____________________|
        or Section 30(f) of the Investment
               Company Act of 1940

/__/ Check this box if no longer subject to
     Section 16.  Form 4 or Form 5 obligations may
     continue.  See Instructions 1(b).

/X/  Form 3 Holdings Reported

/__/ Form 4 Transaction Reported

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1. Name and Address of Reporting Person

        Field                      Richard                       D.
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       (Last)                      (First)                    (Middle)
        11115 Rushmore Drive
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                                  (Street)
        Charlotte                    NC                        28277
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       (City)                      (State)                      (Zip)

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2. Issuer Name and Ticker or Trading Symbol
        LendingTree, Inc.  "TREE"
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3. IRS or Social Security Number of Reporting Person, if an entity
   (Voluntary)

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4. Statement of Month/Year
        December, 2000
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5. If amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   __X_ Director                               ___ 10% Owner
       Officer (give title below)                Other (specify below)
   ----                                      ---
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7. Individual or Joint/Group Reporting (check applicable line)
    X Form Filed by One Reporting Person
   ---
   ___Form Filed by More than one Reporting Person
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Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

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1. Title of Security (Instr. 3)
        Common Stock

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2. Transaction Date (Month/Day/Year)
    11/99
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3. Transaction Code (Instr. 8)
    G3
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4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
        6,350                        D                           N/A
    ----------------            -----------------          -----------------
         Amount                     (A) or (D)                    Price
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5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year
   (Instr. 3 and 4)
     426,661
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6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)
     D
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7. Nature of Indirect Beneficial Ownership (Instr. 4)
        N/A
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TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
           Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 3)
        (i)    Option
        (ii)   Warrants
        (iii) Option

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2. Conversion of Exercise Price of Derivative Security
        (i)    $1.43
        (ii)   $7.87
        (iii) $7.75

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3. Transaction Date (Month/Day/Year)

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4. Transaction Code (Instr. 8)

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5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.
   3, 4 and 5)

        ------------------                        ------------------
               (A)                                        (D)

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6. Date Exercisable and Expiration Date (Month/Day/Year)
        (i)    10/2/97                                 10/2/07
        (ii)   5/25/99                                 5/25/04
        (iii) 6/20/02                                  6/20/10

       -----------------------               ---------------------------
           Date Exercisable                        Expiration Date
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7. Title and Amount of Underlying Securities (Instr. 3 and 4)
        (i)    Common Stock                             392,511
        (ii)   Common Stock                             16,510
        (ii)   Common Stock                             5,000

    -------------------------------        -------------------------------
               Title                         Amount or Number of Shares
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8. Price of Derivative Security (Instr. 4)

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9. Number of Derivative Securities Beneficially Owned at End of Year
   (Instr. 4)
        (i)    392,511
        (ii)    16,510
        (iii)    5,000
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10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)
        (i)    D
        (ii)   D
        (iii)  D
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11. Nature of Indirect Beneficial Ownership (Instr. 4)
        N/A
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   EXPLANATION OF RESPONSES:



     /s/ Richard D. Field                            February 14, 2001
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   **  SIGNATURE OF REPORTING PERSON                     DATE


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**  Intentional misstatements or omissions of facts constitute Federal
    Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

  NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure

  Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
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